Exhibit 99.1

Above-the-Market Private Placement Raises $6.375 Million

for RiceBran Technologies

October 1, 2014 08:30 ET | Source: RiceBran Technologies

SCOTTSDALE, Ariz., Oct. 1, 2014 (GLOBE NEWSWIRE) -- RiceBran Technologies (NASDAQ:RIBT) (the "Company" or "RBT") today announced that it has entered into definitive agreements with institutional investors for the private placement of common stock and warrants to purchase common stock. Upon the closing of this transaction, RBT will receive gross proceeds of approximately $6.375 million from the issuance and sale of approximately 1.182 million units at a price of $5.395 per unit. Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock at an exercise price of $5.27 per share. The warrants are non-exercisable for six months after the closing of the financing and have a term of 5.5 years.

The transaction, which is expected to close on or about October 3, 2014, is subject to the satisfaction of certain customary closing conditions contained in the securities purchase agreement. In connection with this transaction, RBT entered into a registration rights agreement pursuant to which RBT will file a resale registration statement for the common stock and common stock underlying the warrants within 30 days.

RBT intends to use the net proceeds of the financing to establish personal care and cosmetics manufacturing facilities in its Irving, Texas plant, to strengthen its raw rice bran acquisition supply chain in the USA segment, to support the ramp up of its Brazil plant expansion and for general corporate purposes.

Maxim Group LLC acted as sole placement agent for the financing.

For additional information on this transaction please refer to the related Form 8-K filing with the United States Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About RiceBran Technologies

RiceBran Technologies is a human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. Rice Bran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious human food ingredient and animal nutrition products. Our target markets are human food ingredients and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutraceutical supplement manufacturers and retailers, both domestically and internationally. More information can be found in our filings with the SEC and by visiting our website atwww.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company’s expectations about future equity raises. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:

Ascendant Partners, LLC

Fred Sommer

+1-732-410-9810

fred@ascendantpartnersllc.com